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                                                                      Exhibit 99


                        SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                October 1, 1996

Applied Graphics Technologies, Inc.

            (EXACT NAME OF REGISTRATION AS SPECIFIED IN ITS CHARTER)

          Delaware                 0-28208                 13-3864004
 (STATE OR OTHER JURISDICTION    (COMMISSION             (IRS EMPLOYER
      OF INCORPORATION)          FILE NUMBER)          IDENTIFICATION NO.)

                    28 West 23rd Street, New York, NY 10010

              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 929-4111

                                 Not applicable

         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)


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Item 4. CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

In April of 1996, Applied Graphics Technologies, Inc. ("AGT") became a publicly held entity in a transaction where a newly formed entity, consisting of the assets, liabilities and operations of the prepress business carved out of AGT's parent, Applied Printing Technologies, Inc. ("APT"), sold approximately 35% of its common stock in an initial public offering.

Coopers & Lybrand LLP have been the independent accountants for AGT and have previously reported on the financial statements of the Company in connection with the carve-out and for the year ended December 31, 1995. The reports of Coopers & Lybrand LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainly, audit scope or accounting principle.

As a newly public company, AGT has been reviewing its relationships with its professional service providers and others to determine the appropriateness of continuing existing, or establishing new relationships for the Company.

On September 27, 1996, the Audit Committee recommended and the Board of Directors approved, effective as of October 1, 1996, the selection of Deloitte & Touche LLP ("newly engaged accountants") as independent accountants for the Company for the year ending December 31, 1996. Such selection replaces Coopers & Lybrand LLP ("former accountants").

The Company has had no disagreements with the former accountants during the two most recent fiscal years or the subsequent interim periods to September 27, 1996, on any matter of accounting principle, financial statement disclosure, or auditing scope or procedure.

The Company has requested Coopers & Lybrand LLP to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter is filed as Exhibit 16 to this Form 8-K.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


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Applied Graphics Technologies, Inc.



June 28, 1996



/s/ Louis Salamone, Jr.
Louis Salamone, Jr.
Senior Vice President and
Chief Financial Officer



Exhibit 16

June 26, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by Applied Graphics Technologies, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of October, 1996. We agree with the statement concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.


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